EXHIBIT 11
                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year Ended
                                                         December 31,
                                                  1991       1992       1993
                                                     (Amounts in thousands,
                                                    except per share data)
PRIMARY:
      Weighted average shares outstanding . . .    12,071     12,080     12,089
      Net effect of dilutive stock options -
       based on the treasury stock method
       using average market price . . . . . . .        --         --      --
        Total . . . . . . . . . . . . . . . . .    12,071     12,080     12,089
      Income (loss) from continuing operations. $ (17,737) $ (17,460) $ (28,209)
      Less preferred dividends. . . . . . . . .       966     2,397      3,589
      Income (loss) from continuing operations
       attributable to Common Stock . . . . . .  (18,703)    (19,857)   (31,798)
      Income (loss) from discontinued operations (89,315)      1,090    (22,083)
      Extraordinary item. . . . . . . . . . . .        --      3,967      --
      Net income (loss) attributable to
      common stock . . . . . . . . . . . . . . $(108,018)  $ (14,800) $ (53,881)
      Income (loss) per common share:
        Continuing operations . . . . . . . . .  $ (1.55)  $   (1.64) $   (2.63)
        Discontinued operations . . . . . . . .    (7.40)       0.09      (1.83)
        Extraordinary item. . . . . . . . . . .        --       0.33       --
        Net income. . . . . . . . . . . . . . .  $ (8.95)  $   (1.22) $   (4.46)
FULLY DILUTED:
      Weighted average shares outstanding . . .   12,071      12,080     12,089
      Net effect of dilutive stock options -
       based on the treasury stock method
       using the year-end market price,
       if higher than average market price. . .     --           --         --
      Assumed conversion of convertible
      Subordinated 7-5/8% debentures . . . . .       --          --         --
        Total . . . . . . . . . . . . . . . . .   12,071      12,080     12,089
      Income (loss) from continuing operations.$ (17,737)  $ (17,460) $ (28,209)
      Less preferred dividends. . . . . . . . .      966       2,397      3,589
      Income (loss) from continuing operations,
       attributable to Common Stock . . . . . .  (18,703)    (19,857)   (31,798)
      Income (loss) from discontinued operations (89,315)      1,090    (22,083)
      Extraordinary item. . . . . . . . . . . .      --        3,967        --
      Net income (loss) attributable to
      Common Stock . . . . . . . . . . . . . . $(108,018)  $ (14,800) $ (53,881)
      Income per common share:
        Continuing operations . . . . . . . . . $   (1.55) $   (1.64) $   (2.63)
        Discontinued operations . . . . . . . .     (7.40)      0.09      (1.83)
        Extraordinary items . . . . . . . . . .        --       0.33        --
        Net income. . . . . . . . . . . . . . . $   (8.95) $   (1.22) $   (4.46)